U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                         COMMISSION FILE NUMBER  0-27675

                                  (CHECK ONE):
                   [X] FORM 10-K AND FORM 10-KSB [ ] FORM 11-K
           [ ] FORM 20-F [ ] FORM 10-Q AND FORM 10-QSB [ ] FORM N-SAR

                      FOR PERIOD ENDED: MARCH 31, 2006

               [ ] TRANSITION REPORT ON FORM 10-K AND FORM 10-KSB
                       [ ] TRANSITION REPORT ON FORM 20-F
                       [ ] TRANSITION REPORT ON FORM 11-K
               [ ] TRANSITION REPORT ON FORM 10-Q AND FORM 10-QSB
                       [ ] TRANSITION REPORT ON FORM N-SAR

                        FOR THE TRANSITION PERIOD ENDED:

     READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
                                      TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

                                PART I REGISTRANT
                                   INFORMATION


FULL  NAME  OF  REGISTRANT           SORELL,  INC.
                                  -------------------------------

FORMER  NAME  IF  APPLICABLE       NETMEASURE TECHNOLOGIES, INC.
                                  -------------------------------

ADDRESS  OF  PRINCIPAL  EXECUTIVE
OFFICES  (STREET  AND  NUMBER)       BUK-RI  35,  NAMA-MYUN

CITY,  STATE  AND  ZIP  CODE          YONGIN  CITY,  SOUTH  KOREA



                                     PART II
                             RULE 12B-25(B) AND (C)

IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25 (B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK APPROPRIATE BOX)

/X/ (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;

/X/ (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON FORM 10-K, 10-KSB, 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, 10-QSB, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

/ / (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.

                                    PART III
                                    NARRATIVE

STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K. 20-F, 10-Q, 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

THE REGISTRANT HAS EXPERIENCED DELAYS IN COMPLETING ITS FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2006 AS THE REGISTRANT'S AUDITOR HAS NOT HAD SUFFICIENT TIME TO CONDUCT A REVIEW. AS A RESULT, THE REGISTRANT IS DELAYED IN FILING ITS FORM 10-QSB FOR THE QUARTER ENDED MARCH 31, 2006.

                                     PART IV
                                OTHER INFORMATION

(1)  NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN  REGARD  TO  THIS

NOTIFICATION

M.  RICHARD  CUTLER                      706                    737-6600
-----------------                   ---------             ----------------
     (NAME)                        (AREA  CODE)           (TELEPHONE  NUMBER)




(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
[X]  YES  [  ]  NO

(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
[X]  YES  [ ]  NO

IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

THE FINANCIAL STATEMENTS WILL NOW REFLECT THE BUSINESS AND HISTORICAL STATEMENTS OF S-CAM CO., LTD., THE WHOLLY-OWNED SUBSIDIARY OF SORELL, INC. THESE FINANCIAL STATEMENTS ARE CURRENTLY UNDER PREPARATION IN KOREA AND ARE NOT YET CONVERTED INTO US GAAP AND/OR IN SOME CASES TRANSLATED INTO ENGLISH. THIS PROCESS IS CURRENTLY ONGOING.

                          SORELL, INC.
                          ------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.



DATE    May 15, 2006                  BY  /S/  BON-KWAN  KOO
      ---------------------                      ---------------------
                                      BON-KWAN  KOO,  CHIEF  EXECUTIVE  OFFICER